Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of American Beacon Select Funds of our report dated March 27, 2026, relating to the financial statements and financial highlights of American Beacon AHL Trend ETF, American Beacon GLG Natural Resources ETF and American Beacon Ionic Inflation Protection ETF, which appear in American Beacon Select Funds’ Certified Shareholder Report on Form N-CSR for the period ended January 31, 2026. We also consent to the references to us under the headings “Other Service Providers”, “Financial Statements”, “Financial Highlights”, and “Consolidated Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 28, 2026